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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT



                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934




Date of Report (date of earliest event reported): October 1, 1996


                        COMMUNITY FIRST BANKSHARES, INC.
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             (Exact name of Registrant as specified in its charter)


          Delaware                         0-19368                46-0391436
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(State or other jurisdiction      (Commission File Number)     (I.R.S. Employer
      of incorporation)              Identification No.)


        520 Main Avenue
      Fargo, North Dakota                                           58124-0001
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(Address of principal executive offices)                            (Zip Code)


Registrant's telephone number, including area code: (701) 298-5600

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Item 5. OTHER EVENTS.

     RECENT ACQUISITION. On October 1, 1996 (the "Effective Date"), Trinidad Acquisition Corporation ("TAC"), a wholly owned subsidiary of Community First Bankshares, Inc. ("CFB" or the "Company"), merged with and into Financial Bancorp, Inc. ("Financial") pursuant to an Agreement and Plan of Merger dated as of March 8, 1996 by and between CFB, TAC and Financial (the "Merger Agreement"). The 6,000 shares of outstanding Financial common stock were converted into 538,803 shares of newly issued common stock of the Company, according to the conversion ratio of 89.8014 shares of CFB common stock for each share of Financial common stock (with cash being paid for fractional shares of CFB common stock). The conversion ratio was calculated according to the formula established by Financial and CFB in the Merger Agreement. The market value of the Company's common stock issued in the merger was approximately $12.7 million, based on the closing price of CFB common stock on the Nasdaq National Market on September 30, 1996.

     Pursuant to the Merger Agreement, all properties and assets of every kind held by Financial at the Effective Date have become the properties and assets of CFB, and CFB has become liable for all the debts, liabilities and other obligations of Financial. Financial operated within the State of Colorado and owned all of the outstanding capital stock of Trinidad National Bank, Trinidad, Colorado. As of June 30, 1996, Financial had total consolidated assets of approximately $69 million.

     The merger with Financial will be accounted for as a pooling of interests. Accordingly, all historical financial information of CFB will be restated to combine the results of operations, assets and liabilities of CFB and Financial.

     RECENT LITIGATION. In February 1996, Richard L. Gordon filed a petition in Douglas County District Court in Nebraska against Community First State Bank, Alliance, Nebraska (formerly known as The Abbott Bank and referred to herein as the "Alliance Bank"), which is a subsidiary of the Company. Gordon is an attorney who represented The Abbott Bank through early 1994, prior to the Company's acquisition of the bank in May 1995. Gordon has asserted claims relating to alleged abuse of process in connection with certain investigations and administrative actions commenced by state and federal banking regulators in February 1994 relating to Gordon's role with the bank. Gordon has subsequently amended the petition to add claims against four current and former officers and directors of the bank, alleging that they tortiously interefered with Gordon's business relationship with the bank and violated federal civil rights laws. Gordon claims $10 million in actual damages from the Alliance Bank and the individual defendants and seeks $10 million in punitive damages from the individual defendants under the civil rights claim. Pursuant to indemnification agreements entered into in connection with the May 1995 acquisition of the Alliance Bank by the Company, James E. Abbott has agreed to defend the action against the Alliance Bank. The individual defendants have contacted the Alliance Bank about being indemnified in connection with the claims against them. For these claims, the Alliance Bank will seek indemnity under the director and officer liability insurance policy of The Abbott Bank, which was maintained in effect following the acquisition.

      Based upon the facts currently known to the Company and discussions with counsel, and in light of the availability of indemnification in connection with the acquisition of The Abbott Bank and/or director and officer liability insurance coverage (subject to deductible amounts), the Company believes the claims lack merit and ultimately are not likely to result in materials loss to the Company or the Alliance Bank.
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                                    SIGNATURE


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                   COMMUNITY FIRST BANKSHARES, INC.


                                   By  /s/        Mark A. Anderson
                                       -------------------------------------
                                        Mark A. Anderson, Executive Vice
                                         Presiden and Chief Financial Officer


Dated: October 16, 1996


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